Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5516

FOR IMMEDIATE RELEASE	Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES ACQUIRES
LEBUS OIL FIELD SERVICE CO.
     MIDLAND, Texas, February 1, 2006 — Basic Energy Services, Inc. (NYSE: BAS) (Basic) announced today that it has acquired all of the outstanding capital stock of LeBus Oil Field Service Co. (LeBus) for a total acquisition price of approximately $26 million. LeBus, which generated approximately $21 million in revenue in 2005, has a fleet of 67 fluid hauling trucks and 225 frac tanks, and six disposal facilities. LeBus provides transportation, storage and disposal of oilfield fluids in the East Texas and North Louisiana regions from its New London and Tenaha, Texas operating locations.
     Ken Huseman, Basic’s President and CEO stated, “Since its founding in 1949, LeBus has built a solid reputation for quality service with good people and equipment. LeBus’ truck and tank fleet and network of disposal facilities complement our existing fluid services operations in East Texas and North Louisiana, giving us improved access to the most active areas in these markets. We believe we now operate the largest fluid services fleet in the Ark-La-Tex region and look forward to offering our combined customer base more seamless coverage throughout this market.”
     Basic Energy Services, with a fleet of more than 300 well servicing rigs, provides a range of well site services to oil and gas drilling and producing companies throughout the major oil and gas regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States.
Safe Harbor Statement:
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including Basic’s ability to successfully execute, manage and integrate acquisitions. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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